EXHIBIT 99.1

Location Based Technologies Signs SED International
To PocketFinder Distribution Agreement

ANAHEIM, Calif., Nov. 20, 2008 --Location Based Technologies, Inc. (OTCBB: LBAS), a leading-edge family service provider of personal locator devices and services, today announced it has signed a distribution and fulfillment agreement for its PocketFinder® product line with SED International, Inc., a leading wholesale distributor of wireless communication, consumer electronics, and computer products.

In addition to providing the complete PocketFinder line of products to resellers, SED will also be responsible for fulfillment and logistics for the PocketFinder Affiliate program through the Google (NASDAQ:GOOG) Affiliate Network.

"We are pleased to welcome Location Based Technologies to the SED family,” said Jonathan Elster, SED International’s executive vice president. "The PocketFinder product line provides our customers with a great opportunity to increase sales while delivering real value to the consumer. This is a quality line of products in an important and growing category.”

Dave Morse, CEO and co-founder of Location Based Technologies, commented, "This distribution agreement with SED International, Inc. is a natural fit for us and the PocketFinder brand. SED is highly respected and has a proven track record as a top-tier distribution company. They will provide seamless reseller access to our best-of-breed PocketFinder products and demonstrate our commitment to a diversified channel strategy encompassing affiliates, wireless resellers and traditional retailers.”

The PocketFinder family of products uses advanced technology to help families stay connected. The smallest known single-board GSM/GPS device easily fits into a pocket, purse or backpack, and can be accessed via the Internet, cell phone or landline to show its exact location in real time. In addition, the devices include several advanced features, such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a family member or pet leaves or enters a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

Recently, the PocketFinder service became available on the T-Mobile’s Android-based Google phone thereby enabling those users to easily integrate with the PocketFinder family of products when the devices are released early next year.

About SED International, Inc.

SED International, Inc., founded in 1980, is a leading provider of consumer electronics, computer, and wireless communications products to channel partners throughout the United States and Latin America. Known for industry leading service levels, SED International delivers world-class offerings including flexible financing, end-user fulfillment, expert technical support, and customized reseller programs. SED International is headquartered in Atlanta, GA with additional sales offices and distribution centers in Dallas, TX; Miami, FL; City of Industry, CA; Buenos Aires, Argentina; and Bogota, Columbia. Additional information can be found at www.sedonline.com.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contacts
Investor Contact
Redwood Consultants, LLC
Angela Williams, 415-884-0348
or
Northstar Investments
Investor Relations
Glenn Busch, 714-310-8641
glenn@pocketfinder.com
or
Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com
or
Location Based Technologies
David Morse, 800-615-0869
dave@pocketfinder.com